Deal Highlights


Yayoi Kusama
(b. 1929)
View All (3)

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Initial Offering	$363,000
Painting	Butterfly (2003)
Dimensions	10 x 13
Progress	99%

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Artist Overview

#1 Selling Female Artist

Yayoi Kusama has totaled more than $1.2 billion in career auction sales, making her the #1 selling female artist of all time globally.



Big Name Collectors

Yayoi Kusama is collected by some of the biggest collectors in the art world.

Collectors

- David & Victoria Beckham
- Gwyneth Paltrow
- Shawn Levy
- FLV Fondation Louis Vuitton

92% Frequency of Appreciation

When a work by Yayoi Kusama is bought and resold at auction, it has appreciated in value 92% of the time.

1. Yayoi Kusama	**92%**
2. Cecily Brown	90%
3. Keith Haring	90%
4. Pablo Picasso	87%
5. Jeff Koons	67%

17.6% IRR 13.4% IRR

We've sold two Kusama offerings on Masterworks, which delivered net annualized returns of 17.6% and 13.4% respectively. See full details below.

Offering	Kusama 012 Exit
Offering Size	$1,210,000
Sold For	$2,222,500
Days Held	1067
Profit from $10K Investment	$6,100 after all fees

Offering Details

Similar Sales Appreciation

15.8%

Each painting is unique, but similar works have seen an appreciation rate of 15.8% from 2007 to 2024.



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Rare Bird Motif

This is the earliest known example of Kusama's rare bird paintings on the public market. Less than 10 have ever appeared at auction.

